Exhibit 10.1

November 4, 2024

William Presley

54254 Ego Drive

Macomb Township, Ml 48042

Dear Bill,

On behalf of Gentherm Incorporated (“Gentherm” or the “Company”), I am very excited to present to you an offer of employment for the position of President and Chief Executive Officer. In this position you would be part of Gentherm’s Executive Committee and report directly to the Board of Directors (the “Board”). Your compensation package would be as set forth in the attached term sheet, all of which remains subject to and conditioned upon Board approval. If you accept such offer, the Board also intends to appoint you to the Board for an initial term ending as of the 2025 annual meeting of shareholders.

I believe that you would find this role to be exciting, challenging and rewarding. The entire Board is thrilled at the prospect of you joining our Company.

As with all positions at Gentherm, the following conditions apply: (1) you would be permitted to begin employment with the Company only after you provide required documentation verifying your identity and employment eligibility in the United States; (2) your employment is contingent upon successfully passing a pre-employment drug test, enhanced background check and reference check; (3) you will be required to sign various Company documents that will be sent to you during your onboarding process; (4) your employment would be “at-will” and terminable at any time for any reason; and (5) you would be required to sign the attached Confidential Information and Inventions Assignment Agreement.

Please contact me should you have any questions; otherwise, your signature below will confirm your acceptance of the terms of this offer. Please return a signed copy to me.

I am looking forward with great anticipation to working with you.

Sincerely,

/s/ Ron Hundzinski

Ron Hundzinski
Chair of the Gentherm Board of Directors

cc:	Wayne Kauffman, Senior Vice President, General Counsel and Secretary

Barbara Runyon, Senior Vice President, and Chief Human Resources Officer

AGREED TO AND ACCEPTED BY:

/s/ William Presley	11/6/2024
William Presley	Date

Term Sheet Page 1

COMPENSATION TERM SHEET

William Presley

Attachment to Offer Letter Dated: November 4, 2024

POSITION

Position	President and Chief Executive Officer of Gentherm Incorporated (“Gentherm” or the “Company”)

Primary Work Location	Gentherm’s Michigan World Headquarters in Metro Detroit

Board Service	You would be appointed to the Board of Directors of Gentherm (the “Board”), effective as of the Employment Start Date (as defined herein) for a term ending at the 2025 annual meeting of shareholders. Subject to the discretion of the Board regarding director nominations, election by shareholders at future annual meetings and applicable law and regulations, we expect you to serve on the Board during your service as President and Chief Executive Officer. If your service as President and Chief Executive Officer is terminated for any reason, you agree to resign from the Board effective as of such termination date.

Gentherm Subsidiaries	You may be requested to serve as an officer or on the board of directors or similar body of one or more subsidiaries of Gentherm. If your service as President and Chief Executive Officer is terminated for any reason, you agree to resign from such positions effective as of such termination date.

Company Policies	You would be subject to all policies and practices of the Company applicable to other similarly situated executive officers of Gentherm. Any policy or plan remains subject to amendment from time o time by the Board and Committees of the Board, as well as by applicable laws and regulations.

DIRECT COMPENSATION

Salary	Annual salary of $950,000 per year (paid semi-monthly), pro-rated for 2024 to reflect the partial year of employment.

Annual Bonus Program	Starting with 2025, the position has a 125% target bonus under the Second Amended and Restated Gentherm Incorporated Senior Level Performance Bonus Plan dated March 12, 2021 (as amended from time to time, the “Bonus Plan”). Earned bonuses are subject to approval by the Compensation and Talent Committee of the Board.

Equity Compensation	Subject to approval by the Compensation and Talent Committee of the Board, under the 2023 Equity Incentive Plan (as amended from time to time, the “Equity Incentive Plan”) and starting with 2025, you would receive an annual equity compensation grant having a grant value in 2025 of $4,000,000, as determined under

Term Sheet Page 2

the Equity Incentive Plan and in accordance with the methodology used for other similarly situated executive officers of Gentherm. The initial annual grant would be delivered on or about March 15, 2025, subject to your continued employment with Gentherm through that date. As further set forth in and subject to the award agreements to be executed by you and GentherrrJ, (i) 70% of the grant value of the award will be in the form of Performance Stock Units (with the grant value for target Performance Stock Units) that would be earned (from 0% to 200% of the target Performance Stock Units) and vest based on the achievement of Company financial measures (used for 2025 awards made to other similarly situated executive officers of Gentherm) during a three-year performance period (with the performance period beginning January 1, 2025), and (ii) 30% of the grant value of the award will be in the form of Restricted Stock Units that would vest pro rata on each of the first three anniversaries of the grant date without performance conditions, in each case, subject to your continued employment or service to Gentherm. Future equity grants are at the discretion of the Compensation and Talent Committee of the Board.

First Make Whole Bonus	You will be entitled to receive a make whole cash bonus totaling $1,350,000 (subject to taxes and tax withholding), to be paid within 45 days following the Employment Start Date (the “First Make Whole Bonus”). This bonus will be forfeited in full and any amount paid by the Company must be repaid if you voluntarily • terminate your employment without Good Reason (as defined herein) on or prior to the first anniversary of the Employment Start Date. By accepting this offer and this bonus you authorize the Company to deduct from your final paycheck from the Company all or part of this amount from other payments including your base salary, which are owed to you, and/or agree to repay the full amount owed to the Company, in any case within , 45 days of your termination date.

Second Make Whole Bonus	You will be entitled to receive a second make whole cash bonus totaling $1,350,000 (subject to taxes and tax withholding), to paid within 45 days prior to the first anniversary of the Employment Start Date (the “Second Make Whole Bonus” and, together with the First Make Whole Bonus, the “Make Whole Bonuses”). This bonus will be forfeited on a pro-rated basis (computed monthly), and any forfeited amount paid by the Company must be repaid, if you voluntarily terminate your employment without Good Reason on or between the first and second anniversaries of the Employment Start Date. By I accepting this offer and this bonus you authorize the Company to deduct from your final paycheck from the Company all or part of this amount from other payments including your base salary,, which are owed to you, and/or agree to repay the forfeited . amount owed to the Company, in any case within 45 days of your; termination date.

Term Sheet Page 3

Make Whole Equity Grant	You will receive an equity grant with a value of $4,700,000 within the 45 days following the Employment Start Date (or, if later, the first business day that Gentherm’s trading window is open to similarly situated executive officers of Gentherm). This is a time-based grant that vests pro rata on each of the first three anniversaries of the grant date without performance conditions, in each case, subject to your continued employment or service to Gentherm.

Deferred Compensation	You will be permitted to defer a portion of your annual salary and annual bonus under Gentherm’s deferred compensation plan for other similarly situated executive officers of Gentherm.

Technology	The Company will provide you with a laptop computer, iPad, and appropriate other technology accessories.

Employment Start Date	To be mutually agreed upon in writing.

Severance Opportunity	(a) Gentherm has established a Severance Pay Plan for Eligible Employees of Gentherm Incorporated dated January 29, 2021 (as amended from time to time, the “Severance Plan”), which provides for Severance Benefits (as defined in the Severance Plan) to be provided in the Company’s discretion to eligible employees whose employment is involuntarily terminated without Cause (as defined in the Severance Plan) in accordance with the terms of the Severance Plan. As set forth in and subject to the Severance Plan, the Severance Benefits at your level would consist of (i) one year of Base Pay (as defined in the Severance Plan), payable in a single lump sum payment, (ii) one year of a COBRA Subsidy (as defined in the Severance Plan), equal to the employer portion of the monthly premium for active employee coverage, based on your coverage selection (and you will be responsible for the remaining portion of the any applicable COBRA premium), (iii) payment of any unpaid annual bonus under the Bonus Plan determined for the year prior to the year of the termination, payable at the same time the Company makes payment of such annual bonuses to similarly situated executive officers of Gentherm, and (iv) a pro-rated annual bonus under the Bonus Plan for the year in which the termination occurs based on the number of months (including partial months) of active employment during such fiscal year divided by 12 months and determined based on target performance, payable in a lump sum at the time Severance Benefits are paid. For the avoidance of doubt, the treatment of any bonus payment hereunder shall supersede the terms and conditions of any such bonus plan and such payment hereunder shall be in lieu of any bonus payment under any such bonus plan.

Term Sheet Page 4

(b) If you are eligible for Severance Benefits in the event of an involuntary termination without Cause, the Company will provide such benefits to you notwithstanding its discretionary authority not to do so under the Severance Plan, as well as payment of the Make Whole Bonuses, to the extent not yet paid. Such benefits will be provided in accordance with the other terms and requirements of the Severance Plan, including but not limited to the release requirement set forth in Appendix B of the Severance Plan, and the Make Whole Bonuses will be payable on the dates on which such bonuses otherwise would have been paid.

(c) If you resign your employment with the Company for Good Reason (as defined below), then you will be eligible to receive the Severance Benefits under the Severance Plan as if you had been involuntarily terminated without Cause, notwithstanding Gentherm’s discretionary authority not to provide benefits under the Severance Plan in that circumstance, as well as payment of the Make Whole Bonuses, to the extent not yet paid. Such benefits will be provided in accordance with the other terms and requirements of the Severance Plan, including but not limited to the release requirement set forth in Appendix B of the Severance Plan, and the Make Whole Bonuses will be payable on the dates on which such bonuses otherwise would have been paid.

(d) “Good Reason” means the occurrence of any of the following without your consent: (i) a material breach of the Offer Letter by Gentherm; (ii) a material diminution in your then-current compensation or benefits, authority, duties, or responsibilities, including following a Change in Control (as defined below); (iii) a change in your primary work location to a location that is more than 50 miles away from your primary work location as of the commencement of your employment; (iv) any successor’s failure to assume the Company’s duties and obligations under the terms of the Offer Letter; or (v) the Company’s termination of the Severance Plan or an amendment thereof that results in a material diminution of the available Severance Benefits for you. Notwithstanding the above, no “Good Reason” will exist unless (x) you notify the Company in writing within 30 days after the existence of any condition listed above, and the Company fails to cure the condition within 30 days after receiving notice, and (y) you terminate employment by no later than 45 days after providing the notice.

Change in Control Severance	(a) If your employment is terminated by the Company or its successor without Cause or by you for Good Reason during the window period starting with the signing of an agreement to engage in a Change in Control until 12 months after the Change in Control, then the Severance Benefits otherwise payable to you in accordance with the above and the Severance Plan will instead consist of:

Term Sheet Page 5

•  Severance Benefits: Two years of Base Pay (as defined in the Severance Plan), payable in a single lump sum payment within 30 days of the effective date of the release required under the Severance Plan, as set forth in Appendix B of the Severance Plan.

•  COBRA Subsidy: 18 months of COBRA Subsidy (as defined in the Severance Plan). The COBRA Subsidy shall be equal to the employer portion of the monthly premium for active employee coverage, based on your coverage selection. You will be responsible for the remaining portion of any applicable COBRA premium.

•  Annual Bonus: The annual bonus for the year in which the termination occurs shall be payable at two times your bonus target for the year in which the termination occurs, to be paid in a lump sum at the same time as the Severance Benefit is paid. To the extent the annual bonus for the year prior to the year in which the termination of employment occurs has not been made, payment of such annual bonus shall be made at same time the Company makes payment of such annual bonuses to similarly situated executive officers of Gentherm. For the avoidance of doubt, the treatment of any bonus payment hereunder shall supersede the terms and conditions of any such bonus plan and such payment hereunder shall be in lieu of any bonus payment under any such bonus plan.

• Make Whole Bonuses: Payment of the Make Whole Bonuses, to the extent not yet paid, payable on the dates on which such bonuses otherwise would have been paid.

(b) A “Change in Control” means the earliest to occur of any of the following events, each of which must also constitute a “change in control event” within the meaning of Treas. Reg. section 1.409A-3(i)(5): (i) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding stock of the Company; (ii) any one Person or more than one Person Acting as a Group acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of the Company that have a total gross fair market value (as determined by the Board) of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition; or (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board prior to the initiation of the replacement.

Term Sheet Page 6

(c) A “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (iii) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are a “group” as defined under Section 13 of the Exchange Act. If a Person owns equity interests in both entities that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be Acting as a Group with other shareholders only with respect to the ownership in that entity before the transaction giving rise to the change and not with respect to the ownership interest in the other entity. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same entity at the same time or purchase or own stock of the same entity at the same time, or as a result of the same public offering.

Sections 280G and 4999 of the Internal Revenue Code (the “Code”)	If any severance payment or benefit that you would otherwise receive hereunder (when considered together with any payment or benefit you would otherwise receive under any other plan or agreement with, or practice of, the Company or any of its subsidiaries) (collectively, a “Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax; or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you. If a reduced Payment is made, you shall have no rights to any additional payments and/or benefits constituting the Payment.

Term Sheet Page 7

Section 409A of the Code	The intent of the parties is that payments and benefits under hereunder be exempt from, or comply with, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”). To the maximum extent permitted, the benefits and payments will be interpreted accordingly. To the extent that any provision hereof is modified in order to comply with, or be exempt from, Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. A termination of employment will not be deemed to have occurred for purposes of any provision providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A, and for purposes of any such provision, references to a “termination,” “termination of employment” or like terms will mean “separation from service.” In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed upon or other detriment suffered by you under Section 409A or for any damages suffered by or that may be imposed on you for any failure of any provision to be exempt from or to comply with Section 409A. For purposes of Section 409A, your right to receive any installment payments is treated as a right to receive a series of separate and distinct payments. Whenever a payment specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. Notwithstanding any provision hereunder to the contrary, in no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

Notwithstanding the terms of any plan, agreement or policy, to the contrary, if at the time of your “separation from service” (within the meaning of Section 409A) you are a “specified employee” as defined under Section 409A, any payment of any “nonqualified deferred compensation” amounts (within the meaning of Section 409A and after taking into account all exclusions applicable to such payments under Section 409A) required to be made to you upon or as a result of your separation from service (as defined in Section 409A) shall be delayed until the earlier of the six-month anniversary of the separation from service and your death, to the extent necessary to comply with and avoid the imposition of taxes, interest and penalties under Section 409A. Any such payments to which you would otherwise be entitled during the first six months following your separation from service will be accumulated and paid without interest on the first payroll date after the six-month anniversary of the separation from service or within thirty days thereafter. These provisions will only apply if and to the extent required to avoid accelerated taxation and additional taxes, interest and penalties imposed under Section 409A.

Term Sheet Page 8

EMPLOYEE BENEFITS

Term Life Insurance/ADD - Company paid.	150% of annual salary provided by Gentherm in accordance with the group benefit plan offered to other similarly situated executive officers of Gentherm.

Short Term/Long Term Disability - Company paid	Provided by Gentherm in accordance with the group benefit plan offered to other similarly situated executive officers of Gentherm.

Vacation	Four weeks per year

Sick Leave	One week per year

Paid Holidays	In accordance with Gentherm’s headquarters location holiday schedule (by way of example, 15 total paid holidays in 2024)

Medical / Dental I Vision / Flexible Spending Account	All in accordance with the group benefit plan offered to similarly situated executive officers of Gentherm. Details of the benefits program are attached.

401(k) Retirement Savings Plan	Automatic enrollment at 6% unless opted out. Voluntary participation for amounts above 6%. Current Company discretionary match is dollar for dollar for first 4%.

Term Sheet Page 9

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT AGREEMENT

Agreement made 11/06 / 2024

RECITALS

As an employee of Gentherm Incorporated, (hereinafter referred to as the “Company”), I have gained or will gain knowledge of the Company’s trade secrets or other confidential information or proprietary information, as defined below. The Company would suffer irreparable harm if I were to use such confidential information outside of the Company, and/or on behalf of any competitor of the Company; and the Company is entitled to be protected from any such unauthorized retention or use. Furthermore, because I have extensive knowledge about the Company’s business and I possess special knowledge concerning that business, the Company is also entitled to be protected from the possibility that I may seek to become associated with a business that competes with the Company’s business.

DEFINITIONS

For the purposes of this Agreement, the term “trade secret” includes, but is not limited to, technical data, non-technical data, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, or a list of actual or potential customers or suppliers lists, graphs, sheets, diskettes for computer storage, and correspondence which (a) derives economic value, actual or potential, from not being generally known outside the Company and not being readily ascertainable; and (b) is subject to efforts to maintain its secrecy. For purposes of this Agreement the term “other confidential information” includes any information which is not a trade secret, but which is not generally known to the public, and is received from, or concerns the affairs of, the Company or is received from a third party under obligation of confidentiality.

The following is a list of trade secrets or other confidential information intended to be covered by this Agreement. This list is not inclusive, but intended as an illustration of the types of information protected by this Agreement:

A. Marketing Information: Information about the Company’s operations, including, but not limited to, identity, number and location of customers, sales, sales volume(s), and marketing and advertising research.

B. Management Information: Any and all information relating to employee compensation programs, procedural systems, hiring practices, technical information, sales techniques, quality control, financial information, marketing plans and strategy, operational plans, strategies and goals, contracts, marketing, evaluation procedures and case studies.

C. Proprietary Information: Any inventions, source codes, algorithms, schematics, models, discoveries, developments, improvements, methods, processes, know-how, compositions, works, concepts, trade secrets, designs and ideas (whether or not capable of patent, trademark or copyright protection), trademarks, logos, trade names, proprietary materials, copyrights, copyrightable works, non-copyrightable works, patents, domain names, database rights, methodologies, websites, web-pages, search engines, designs, applications, data, programs, phone numbers, fax numbers, cell numbers, email addresses and accounts, and any other proprietary information.

D. Other Information: Any other information of any kind which gives the Company an opportunity to obtain advantage over competitors.

For the purposes of this Agreement, the “Company” shall mean Gentherm Incorporated and any corporation, division, partnership, limited liability company or other person and/or business organization working in connection with Gentherm Incorporated, as well as their respective officers, directors, members, employees, and agents.

AGREEMENT

In consideration for my employment and/or continued employment with the Company, the disclosure to me of the Company’s trade secrets and/or other confidential information, and other valuable consideration, I agree to the following:

A.	Trade Secrets & Other Confidential Information.

1.

I will not at any time, either during or after my employment with the Company, use or disclose to others any trade secrets or other confidential information about the Company’s business or any of its proprietary rights to which I had access or was provided during my employment and any such information reasonably considered confidential and not within my general knowledge or within the scope of my acquired skills from sources other than my employment. I agree to execute any further agreements concerning any trade secrets of the Company as may be required by the Company.

2.

Upon termination of my employment, I will deliver to the Company all documents or papers (including any medium for electronic storage of information) relating to the Company’s business or such trade secrets or other confidential information that are in my possession or under my control without making copies or summaries of any such material.

3.

To the fullest extent permitted by law, any inventions, source codes, algorithms, schematics, models, discoveries, developments, improvements, methods, processes, know-how, compositions, works, concepts, trade secrets, designs and ideas (whether or not capable of patent, trademark copyright protection), trademarks, logos, trade names, proprietary materials, copyrights, copyrightable works, non-copyrightable works, patents, domain names, database rights, methodologies, websites, web-pages, search engines, designs, applications, data, programs, phone numbers, fax numbers, cell numbers, email address and accounts, and any other proprietary information (collectively “Proprietary Information”) (a) suggested by or resulting from any work I do as an employee (alone or with others) of the Company; (b) resulting from my use of the Company’s time, materials or facilities; or (c) relating to existing or planned activities of the Company (including all affiliates of the Company) are WORKS-FOR-HIRE and shall be promptly disclosed to the Company and shall be its exclusive property. I assign to the Company any rights I may have or acquire in such Proprietary Information and agree to sign and deliver at any time any instruments confirming the exclusive ownership by the Company. In the event that any Proprietary Information is determined not to be WORKS-FOR-HIRE by a court of competent jurisdiction, this Agreement shall operate as an irrevocable assignment by me to the Company of my entire interest in any such Proprietary Information, including, without limitation, any and all rights that I may have or acquire in the Proprietary Information.

4.	All inventions, proprietary information, or discoveries that belong to me before being employed by the Company, and which I want to exempt from this agreement, are listed on an attached schedule.

5.	I agree that during my employment by the Company I will not engage in any other employment or business, unless specifically authorized by the CHRO and/ or the General Counsel.

6.	I agree that my obligations under this Section will continue indefinitely until such time as the information ceases to be a trade secret or of any other advantage to the Company.

B.	Non-Solicitation and Non-Compete.

During my employment, I will not, without the prior written consent of the Board of Directors of the Company (the “Board”), either directly or indirectly in any capacity (including without limitation as principal, agent, partner, employee, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor), carry on, advise, provide services to or be engaged, concerned or interested in, or associated with, any Competitive Business (as defined below), or be engaged or interested in any public or private work or duties which, in the reasonable opinion of the Board, may hinder or otherwise interfere with the performance of my duties. In addition, for a period of twelve months after my employment with the Company ends for any reason, I shall not, either directly or indirectly:

(a) induce or solicit, directly or indirectly, any employee of the Company to terminate his or her employment with the Company or otherwise interfere with the employment relationship of any employee of the Company, excluding employees responding to a general solicitation not targeted in any manner to violate this Section,

(b) on a worldwide basis, in any capacity (including without limitation as principal, agent, partner, employee, shareholder, unit holder, joint venturer, director, trustee, beneficiary, manager, consultant, or advisor), engage in or otherwise provide services to any Competitive Business, or

(c) take any action that will cause the termination of a business relationship between the Company and any business entity who is or was a customer or supplier, or a prospective customer or supplier of the Company within twelve months prior to my employment ending, and with whom I had material dealings or about whom I was provided confidential information.

A “Competitive Business” means any business or activity which is involved in the research, development, manufacture, sale, distribution and/or marketing of any of the products that are manufactured, sold or distributed by the Company, or were subject to active R&D projects during your employment with the intent to manufacture, sell or distribute within 3 years after your employment by the Company or any of its subsidiaries

Given that the business of the Company is and is expected to continue to be conducted on a worldwide basis, and I will be actively involved with and intimately familiar with the business of the Company on a worldwide basis, I acknowledge and agree that more narrow geographic limitations of any nature on the above covenants are therefore not appropriate and would not adequately protect the Company.

Nothing in this Section prohibits me (whether directly or through nominees) of holding shares listed on a recognized stock exchange, provided that I do not hold more than 2% of the issued capital of a company.

C.	At Will Employment, Governing Law, Etc.

I agree that this agreement (a) shall not be construed as an agreement by the Company to employ me for any specific period; (b) cannot be modified except in writing, signed by me and the President of the Company entitled “Employment Contract”; (c) shall inure to the benefit of the Company and its successors and assigns; (d) shall be binding upon my heirs, legal representatives, and assigns; and (e) shall be governed by Michigan Law (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws of such jurisdiction or any other jurisdiction). I further acknowledge and agree that I am an Employee at Will.

D.	Injunctive Relief.

I acknowledge that: (a) the breach of any prov1s1on of this Agreement will result in immediate and irreparable damage to the Company; (b) no adequate remedy at law exists with regard to any such breach; (c) public policy will be furthered by the enforcement of this Agreement by an injunction; (d) injunctive relief will not deprive me of an ability to earn a living because I am qualified for many positions which do not involve the breach of any provision of this Agreement; and (e) the Company will be entitled to enforce this Agreement by injunction or other equitable remedies in the event of such breach, in addition to any other remedies available to the Company (including, without limitation, monetary damages). Accordingly, in the event of a breach (or threatened or attempted breach) of this Agreement, the Company shall, in addition to any other rights and remedies, be entitled to immediate appropriate injunctive relief, or a decree of specific performance of this Agreement, without the necessity of showing any irreparable injury or special damages. If it is judicially determined that I have violated any of my obligations under this Agreement, I shall pay the Company’s actual legal fees and costs associated with any such judicial action, including, but not limited to, the Company’s actual attorneys’ fees.

E.	Severability.

If this Agreement shall be held by a court to be invalid or unenforceable because it is too broad in any respect, the Agreement shall be narrowed by the court to the extent required to be enforceable.

F.	Entire Agreement.

This Agreement constitutes the entire agreement and understanding between me and the Company concerning the matters contained herein and supersedes any prior understanding, agreement, or negotiations regarding such matters.

G.	Assignment.

This Agreement shall be assigned by Company in connection with any sale of the Company’s business. I acknowledge that my obligations under this Agreement are personal to me and that I cannot assign my obligations in this Agreement to any other person or entity.

H.	No Legal Restrictions.

I confirm that there is no legal restriction on my ability to perform the duties and obligations set forth in this Agreement, nor do I have any existing obligation to others which might be inconsistent with any provision contain herein. I have disclosed to the Company that my current employer, Aptiv, PLC (“Aptiv”) and I have agreed to certain restrictive covenants. Specifically, I have communicated the contents of the Confidentiality and Noninterference Agreement between me and Aptiv to the Company. I have independently, and with the advice of my own counsel, concluded that nothing in those restrictions would prevent me from performing the duties and obligations set forth in this Agreement or are inconsistent with any provision contained herein.

Dated: 11/06/2024

I have read and fully understand the terms of this Agreement.

/s/ William Presley
Employee

Accepted and Agreed:

/s/ Barbara J. Runyon
On behalf of Gentherm

Optional Attachment: Excluded Prior Inventions (if any)